Exhibit 99.1

Palomar Holdings, Inc. Announces New Two Year, $100 Million Share Repurchase Program

~ $100 Million Share Repurchase Program Replaces Previous $40 Million Program ~

~ Reinforces Commitment to Long-Term Growth and Shareholder Value Creation ~

LA JOLLA, Calif. (January 25, 2022) — Palomar Holdings, Inc. (NASDAQ:PLMR) (“Palomar” or the “Company”) today announced that its Board of Directors has approved a share repurchase program effective January 24, 2022. The program replaces the previous share repurchase authorization that had $24.2 million of the original $40 million remaining and authorizes the repurchase by the Company of up to $100 million of its outstanding shares of common stock over the period ending on March 31, 2024

Mac Armstrong, Chairman and Chief Executive Officer of Palomar, commented, “Today’s announcement represents Palomar’s continued confidence in our long-term strategic plan and the value it will create in the short and long-term for our shareholders.  We believe that an opportunistic capital allocation strategy can be used in concert with our ambitious growth plan to enhance our returns.  Importantly, we believe that the new plan will in no way impede our ability to meaningfully grow Palomar and capitalize on the considerable investments made over the last year and a half.”

Under the share repurchase program, shares may be repurchased from time to time in the open market or negotiated transactions at prevailing market rates, or by other means in accordance with federal securities laws. There is no guarantee as to the exact number or value of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that management determines additional repurchases are not warranted. The timing and amount of share repurchases under the share repurchase program will depend on several factors, including the Company's stock price performance, ongoing capital planning considerations, general market conditions and applicable legal requirements.

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of subsidiaries Palomar Specialty Insurance Company (“PSIC”), Palomar Specialty Reinsurance Company Bermuda Ltd., Palomar Insurance Agency, Inc. and Palomar Excess and Surplus Insurance Company. Palomar is an innovative insurer that focuses on the provision of specialty insurance for residential and commercial clients. Palomar’s underwriting and analytical expertise allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, hurricane and flood insurance. Palomar’s insurance subsidiaries, Palomar Specialty Insurance Company, Palomar Specialty Reinsurance Company Bermuda Ltd., and Palomar Excess and Surplus Insurance Company, have a financial strength rating of “A-” (Excellent) from A.M. Best.

To learn more, visit PLMR.com.

Follow Palomar on Facebook, LinkedIn and Twitter: @PLMRInsurance

CONTACT:

Media Inquiries

Bill Bold

1-619-890-5972

bbold@plmr.com

Investor Relations

Jamie Lillis

1-203-428-3223

investors@plmr.com